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                                  EXHIBIT 99.1

                         1999 EMPLOYEE STOCK OPTION PLAN
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                               ARTISTDIRECT, INC.

                         1999 EMPLOYEE STOCK OPTION PLAN

                (AS AMENDED AND RESTATED THROUGH MARCH 21, 2000)



     All share numbers in this document reflect the 1-for-4 reverse split of the Common Stock effected on March 21, 2000.

     Section 1. Description of Plan.

          (a) This 1999 Employee Stock Option Plan (the "Plan") of ARTISTdirect, Inc., a Delaware corporation (the "Company"), is effective as of October 6, 1999 and is designed to effect the assumption by the Company of the ARTISTdirect LLC 1998 Unit Option Plan (the "LLC Plan") and all options thereunder in connection with the incorporation of ARTISTdirect LLC. As part of such assumption, each outstanding option to acquire Units of ARTISTdirect LLC under the LLC plan has been converted into an option to acquire the same number of shares of the Company's common stock (the "Common Stock") under this Plan at the same exercise price per share. All the other terms and conditions of each such assumed option shall continue in full force and effect.

          (b) Under the Plan, designated employees, non-employee Board members and consultants in the service of the Company and/or of any directly or indirectly owned entities of the Company (individually, a "Subsidiary" and collectively, the "Subsidiaries") may be granted options ("Options") to purchase shares of Common Stock. It is intended that the Options under this Plan will either qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and will be designated "Incentive Stock Options," or such Options will not qualify for such treatment and will be designated "Nonstatutory Stock Options." Incentive Stock Options shall be subject to the additional provisions of Section 9.

     Section 2. Purpose of Plan. The purpose of the Plan and of granting Options to specified persons is to further the growth, development and financial success of the Company and its Subsidiaries by providing additional incentives to certain key employees, non-employee Board members and consultants. By assisting such persons in acquiring Common Stock, the Company can ensure that such persons will themselves benefit directly from the growth, development and financial success of the Company and its Subsidiaries.

     Section 3. Eligibility. The persons who shall be eligible to receive grants of Options under the Plan shall be limited to those employees, non-employee Board members and consultants in the service of the Company and/or its Subsidiaries as determined by the Plan Administrator; provided that bona fide services shall be rendered to the Company or its Subsidiaries by such employees, non-employee Board



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members and consultants of the Company, and such services shall not have been in connection with the offer and sale of securities in a capital-raising transaction. A person who holds an Option is herein referred to as a "Participant," and more than one Option may be granted to any Participant.

     Section 4. Administration.

          (a) The Plan shall be administered by the Board or, at the Board's option, by a committee established by the Board and composed of not less than three Board members (the "Committee"). Members of the Committee shall be appointed, both initially and as vacancies occur, by the Board, to serve at the pleasure of the Board. Upon the first registration of an equity security of the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the extent possible and advisable, the Committee may be constituted so as to permit this Plan to comply with Rule 16b-3 promulgated under Section 16 of the Exchange Act and Section 162(m) of the Code. The Committee shall meet at such times and places as it determines and may meet through a telephone conference call. A majority of its members shall constitute a quorum, and the decision of a majority of those present shall constitute the decision of the Committee. A memorandum signed by all of its members shall constitute the decision of the Committee without the need, in such event, to hold an actual meeting. The term "Plan Administrator" as used in this document shall mean the Board or the Committee acting in its capacity as administrator of the Plan.

          (b) The Plan Administrator is authorized and empowered to administer the Plan and, subject to the express provisions of the Plan, including but not limited to Section 23, (i) to determine the dates upon which Options shall be granted and the terms and conditions thereof in a manner consistent with the Plan, which terms and conditions need not be identical as to the various Options granted; (ii) to interpret the Plan; (iii) to grant Options; (iv) to determine the Participants; (v) to specify the terms of the Options; (vi) to determine the number of shares of Common Stock which may be purchased; (vii) to accelerate the time during which an Option may be exercised in accordance with the provisions of Section 18 hereof, and to otherwise accelerate the time during which an Option may be exercised (but not reduce the time of exercise for Options which have vested), in each case notwithstanding the provisions in the Option Agreement (as defined in Section 16 hereof) stating the time during which it may be exercised; (viii) to prescribe, amend and rescind rules relating to the Plan;
(ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Plan Administrator; (x) to determine the rights and obligations of Participants under the Plan; (xi) to determine whether the granted Option is to be structured as an Incentive Stock Option or Nonstatutory Stock Option under the federal tax laws and (xii) to make all other determinations deemed necessary or advisable for the administration of the Plan. The interpretation and construction by the Plan Administrator of any provision of the Plan or of any Option granted under it shall be final. No person serving as Plan Administrator shall be liable for any action or determination made with respect to the Plan or any Option granted hereunder.




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     Section 5. Common Stock Subject to Plan.

          (a) The maximum number of shares of Common Stock which may be issued under the Plan shall not exceed 6,500,000 shares. Such reserve shall consist of
(i) the number of shares available for issuance under the LLC Plan immediately after the incorporation of the LLC and the conversion of the Units issuable thereunder into shares of Common Stock plus (ii) an additional increase of 2,317,505 shares to be approved by the Company's stockholders.

          (b) The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2001, by an amount equal to two percent (2%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 875,000 shares.

          (c) Shares of Common Stock subject to outstanding Options (including Options assumed under this Plan) shall be available for subsequent issuance under the Plan to the extent (i) those Options expire or terminate for any reason prior to exercise in full or (ii) the Options are cancelled in accordance with the cancellation-regrant provisions of Section 13. Unvested shares issued under the Plan and subsequently repurchased by the Company at the original issue price paid per share, pursuant to the Company's repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent Option grants under the Plan. However, should the exercise price of an Option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Company in satisfaction of the withholding taxes incurred in connection with the exercise of an Option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised or which vest under the stock issuance, and not by the net number of shares of Common Stock issued to the holder of such Option or stock issuance.

     Section 6. Option Exercise Price.

          (a) Except as provided in Sections 15 and 19 hereof, the purchase price per share (the "Exercise Price") of the shares of Common Stock underlying each Option shall be as determined by the Plan Administrator in its sole discretion; provided, that in the case of any person owning greater than 10% of the total combined voting power of all classes of capital stock of the Company or its parent or subsidiaries ("10% Stockholder"), the Exercise Price of the Option granted to such person shall not be less than 110% of the fair market value of the shares of Common Stock at the time the Option is granted.



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          (b) For purposes of the Plan, the fair market value per share of
Common Stock on any relevant date shall be determined in accordance with the following procedures:

               (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the fair market value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the fair market value shall be the closing selling price on the last preceding date for which such quotation exists.

               (ii) If the Common Stock is at the time listed on any national stock exchange, then the fair market value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the fair market value shall be the closing selling price on the last preceding date for which such quotation exists.

               (iii) If the Common Stock is at the time neither traded on the Nasdaq National Market nor listed on any national stock exchange, then the fair market value shall be determined by the Plan Administrator on the basis of such factors as the Plan Administrator shall deem appropriate.

     Section 7. Restrictions on Grants; Vesting of Options.

          (a) Notwithstanding any other provisions set forth herein or in any Option Agreement, no Options may be granted under the Plan subsequent to ten
(10) years after the October 6, 1999 effective date of this Plan. Each Option shall grant the Participant the right to purchase a specified number of shares of Common Stock at the Exercise Price determined by the Plan Administrator in accordance with Section 6. The Options shall vest pursuant to a chronological vesting schedule and/or based on targeted goals or other schedule established by the Plan Administrator. The Plan Administrator shall determine the vesting schedule, including, if applicable, the performance criteria and the performance measurement period(s), applicable to each Option or group of Options in a schedule, a copy of which shall be filed with the records of the Plan Administrator and attached to each Option Agreement to which the same applies. The vesting schedule, including, if applicable, the performance criteria and the performance measurement period(s), need not be identical for all Options granted hereunder.

          (b) Following the conclusion of each applicable performance measurement period, the Plan Administrator shall determine, in its sole judgment, the extent, if at all, that each Option subject thereto shall have become exercisable based upon the applicable performance criteria and the schedule of exercisability. The Plan


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Administrator may periodically review the performance criteria applicable to any
Option or Options and, in its sole judgment, may adjust the same to reflect significant events involving the Company or any Subsidiary, such as mergers, acquisitions, asset sales, other extraordinary corporate events and extraordinary losses and gains, significant changes in the level of capital expenditures, as well as changes in accounting treatment.

          (c) Until the date the Common Stock is first registered under Section 12 of the Exchange Act (the "Section 12 Registration Date"), the Plan Administrator may not impose a vesting schedule upon any Option grant or the shares of Common Stock subject to that Option which is more restrictive than twenty percent (20%) per year vesting, with the initial vesting to occur not later than one (1) year after the grant date of such Option. However, such limitation shall not be applicable to any Options granted to individuals who are officers of the Company, non-employee Board members or independent consultants.

     Section 8. Exercise of Options.

          (a) Once vested, and prior to its termination date, an Option may be exercised by the Participant by giving written notice to the Company specifying the number of shares of Common Stock to be purchased and accompanied by payment of the full Exercise Price for those shares in cash or by check payable to the Company's order. The Plan Administrator may structure one or more Options so that following the Section 12 Registration Date, the Exercise Price may also be paid in any of the following forms:

               (i) shares of Common Stock held for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at fair market value on the exercise date, or

               (ii) to the extent the Option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide irrevocable instructions to (a) a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise and (b) the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

     Except to the extent such sale and remittance procedure is utilized, payment of the Exercise Price for the purchased shares must be made on the date the Option is exercised.

          (b) During the lifetime of the Participant, Incentive Stock Options shall be exercisable only by the Participant and shall not be assignable or transferable


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other than by will or by the laws of inheritance following the Participant's death. However, a Nonstatutory Option may be assigned in whole or in part during the Participant's lifetime to one or more members of the Participant's immediate family or to a trust established exclusively for one or more such family members or may be assigned to the Participant's former spouse pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Notwithstanding the foregoing, the Participant may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding Options, and those Options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Participant's death while holding those Options. Such beneficiary or beneficiaries shall take the transferred Options subject to all the terms and conditions of the applicable agreement evidencing each such transferred Option, including (without limitation) the limited time period during which the Option may be exercised following the Participant's death.

          (c) Any permitted transferee under this Section 8 shall be required prior to any transfer of an Option or shares of Common Stock acquired under such Option to execute a written undertaking to be bound by the provisions of the Plan and the applicable Option Agreement.

     Section 9. Incentive Stock Options. The terms specified below shall be applicable to all Incentive Stock Options. Except as modified by the provisions of this Section 9, all the other provisions of this Plan shall be applicable to Incentive Stock Options. Options which are specifically designated as Nonstatutory Options when issued under the Plan shall not be subject to the terms of this Section 9.

          (a) Incentive Stock Options may only be granted to employees of the Company (or any parent or Subsidiary).

          (b) The aggregate fair market value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more Options granted to any employee under the Plan (or any other option plan of the Company or any parent or Subsidiary) may for the first time become exercisable as Incentive Stock Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the employee holds two
(2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Stock Options shall be applied on the basis of the order in which such options are granted.

          (c) If any employee to whom an Incentive Stock Option is granted is a 10% Stockholder, then the Exercise Price per share shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on


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the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

     Section 10. Cessation of Service.

          (a) The following provisions shall govern the exercise of any Options held by the Participant at the time of cessation of Service or death:

               (i) Any Option outstanding at the time of the Participant's cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the Option, but no such Option shall be exercisable after the expiration of the option term.

               (ii) Any Option held by the Participant at the time of death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Participant's estate or by the person or persons to whom the Option is transferred pursuant to the Participant's will or the laws of inheritance or by the Participant's designated beneficiary or beneficiaries of that Option.

               (iii) During the applicable post-Service exercise period, the Option may not be exercised in the aggregate for more than the number of vested shares for which the Option is exercisable on the date of the Participant's cessation of Service, except to the extent the Option Agreement provides for a limited period of exercise following such a termination for Cause. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the Option shall terminate and cease to be outstanding for any vested shares for which the Option has not been exercised. However, the Option shall, immediately upon the Participant's cessation of' Service, terminate and cease to be outstanding to the extent the Option is not otherwise at that time exercisable for vested shares.

          (b) The Plan Administrator shall have complete discretion, exercisable either at the time an Option is granted or at any time while the Option remains outstanding, to:

               (i) extend the period of time for which the Option is to remain exercisable following the Participant's cessation of Service from the limited exercise period otherwise in effect for that Option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

               (ii) permit the Option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such Option is exercisable at the time of the Participant's cessation of Service but also with respect to one or more additional



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     installments in which the Participant would have vested had the Participant continued in Service.

          (c) Except to the extent otherwise specifically provided in the ocuments evidencing the Option, the Participant shall be deemed, for purposes of the Plan, to continue in Service for so long as such Participant performs services for the Company (or any parent or Subsidiary) in the capacity of an employee, a non-employee member of the board of directors or a consultant or other independent advisor.

     Section 11. Stockholder Rights. The holder of an Option shall have no stockholder rights with respect to the shares subject to that Option until such person shall have exercised the Option, paid the Exercise Price and become a holder of record of the purchased shares.

     Section 12. Repurchase Rights. The Plan Administrator shall have the discretion to grant Options which are exercisable for unvested shares of Common Stock. Should the Participant cease Service while holding such unvested shares, the Company shall have the right to repurchase, at the Exercise Price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

     Section 13. Option Cancellation and Regrant. The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding Options under the Plan (including the assumed Options hereunder) and to grant in substitution new Options covering the same or different number of shares of Common Stock but with an Exercise Price per share based on the fair market value per share of Common Stock on the new grant date.

     Section 14. Issuance of Common Stock. The Company's obligation to issue its shares of Common Stock upon exercise of an Option is expressly conditioned upon
(A) the compliance by the Company with any registration or other qualification obligations with respect to such shares of Common Stock under any state and/or federal law or rulings and regulations of any government regulatory body, and/or
(B) the making of such investment representations or other representations and undertakings by the Participant (or the Participant's legal representative, heir, legatee or beneficiary, as the case may be) in order to comply with the requirements of any exemption from any such registration or other qualification obligations with respect to such shares of Common Stock which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Participant (or the Participant's legal representative, heir, legatee or beneficiary): (a) is purchasing such shares of Common Stock for investment and not with any present intention of selling or otherwise disposing of such shares of Common Stock; and (b) agrees to have a legend placed upon the face and reverse of any certificates evidencing such shares of Common Stock (or, if


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applicable, an appropriate data entry made in the ownership records of the
Company) setting forth (i) any representations and undertakings which such Participant has given to the Company or a reference thereto, and (ii) that, prior to effecting any sale or other disposition of any such shares of Common Stock, the Participant must furnish to the Company an opinion of counsel, satisfactory to the Company and its counsel, to the effect that such sale or disposition will not violate the applicable requirements of state and federal laws and regulatory agencies; provided, however, that any such legend or data entry shall be removed when no longer applicable. The inability of the Company to obtain, from any regulatory body having jurisdiction, authority reasonably deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such shares of Common Stock as to which such requisite authority shall not have been obtained. Any shares of Common Stock issued by the Company upon exercise of an Option granted hereunder shall be subject to all obligations under this Plan, including without limitation any right of first offer of the Company and others with respect to all shares of Common Stock proposed to be transferred by Participant under
Section 16(b) hereof, the dragalong rights described in Section 16(c) hereof, and certain other restrictions set forth in each particular Option Agreement.

     Section 15. Recapitalizations and Changes in Control.

          (a) Subject to paragraph (c) of this Section 15, if any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and the Exercise Price per share in effect under each outstanding Option under the Plan and (iii) the maximum number and/or class of securities by which the share reserve is to increase automatically each calendar year pursuant to the provisions of Section
5. Such adjustments to the outstanding Options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such Options. Any such adjustment in an outstanding Option, however, shall be made without a change in the total Exercise Price applicable to the unexercised portion of the Option but with a corresponding adjustment in the Exercise Price for each share of Common Stock covered by the Option. In making such adjustments, or in determining that no such adjustments are necessary, the Plan Administrator may rely upon the advice of counsel and accountants to the Company, and the determination of the Plan Administrator shall be binding. No fractional shares of Common Stock shall be issued or issuable under the Plan on account on any such adjustment.

          (b) Each Option granted under this Plan and outstanding at the time of a Change in Control (as defined below) shall automatically vest in full so that each such Option shall, immediately prior to the effective date of the Change in Control, become exercisable for all of the shares of Common Stock at the time subject to that


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Option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding Option shall not vest on such an accelerated basis if and to the extent: (i) such Option is assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such Option is to be replaced with a cash incentive program which preserves the spread existing on the unvested option shares at the time of the Change in Control and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares or (iii) the acceleration of such Option is subject to other limitations imposed by the Plan Administrator at the time of the Option grant. Any Options originally granted under the LLC Plan and assumed under this Plan which are outstanding at the time of a Change in Control shall continue to be governed by the change in control/extraordinary event provisions of the LLC Plan (as such provisions are set forth in attached Schedules A), except to the extent the Plan Administrator determines to extend one or more provisions of this Section 15 to those Options.

          (c) Immediately following the consummation of the Change in Control, all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

          (d) Each Option which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Participant in consummation of such Change in Control, had the Option been exercised immediately prior to such Change in Control. Appropriate adjustments shall also be made to the Exercise Price payable per share under each outstanding Option, provided the aggregate Exercise Price payable for such securities shall remain the same. To the extent the actual holders of the Company's outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the Company or any successor corporation may, in connection with the assumption or continuation of the outstanding Options under this Plan, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction.

          (e) The Plan Administrator shall have the discretionary authority to structure one or more Options so that those Options shall, immediately prior to the effective date of a Change in Control, become exercisable for all the shares of Common Stock at the time subject to those Options and may be exercised for any or all of those shares as fully vested shares of Common Stock, whether or not those Options are to be assumed in the Change in Control or otherwise continued in full force and effect. Alternatively, the Plan Administrator shall have the authority to structure one or more Options so that those Options shall become exercisable in whole or in part on an accelerated basis in the event the Optionee's Service is subsequently terminated


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within a designated period following the effective date of any Change in Control in which those Options are assumed or otherwise continued in full force and effect.

          (f) For purposes of this Section 15, the term "Change in Control" shall mean any of the following transactions effecting a change in control or ownership of the Company:

               (i) a stockholder-approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

               (ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company, or

               (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders.

          (g) The grant of an Option under the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassification or changes in its capital or business structures or to merge, consolidate, dissolve, or liquidate or to sell or transfer all or any part of its business or assets or undertake any other permitted corporate action.

     Section 16. Option Agreement. Each Option granted under the Plan shall be evidenced by a written option agreement (an "Option Agreement") executed by the Company and the Participant which (a) shall contain each of the provisions and agreements herein specifically required to be contained therein; (b) shall contain provisions which give the Company and certain others a right of first offer to purchase any shares of Common Stock issued pursuant to the exercise of Options granted under the Plan which a Participant proposes to sell; (c) shall contain "drag-along" rights, that, in the event of the sale of shares of Common Stock held by Donald Muller and Marc Geiger or their respective permitted successors or assignees (collectively, the "Founders"), shall enable the Founders to cause any shares of Common Stock previously issued pursuant to the exercise of Options granted under the Plan to be included in such sale, and to cause the Company to terminate the remaining Options upon payment of the difference between the sale price and the exercise price of such Options; (d) shall contain repurchase rights in favor of the Company and certain others and
(e) may contain such other terms and conditions as the Plan Administrator deems


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desirable and which are not inconsistent with the Plan. The clause (b), (c) and
(d) provisions shall automatically terminate upon the Section 12 Registration Date.

     Section 17. Termination of Options. Each Option granted under the Plan shall set forth a termination date thereof, which shall be not later than ten
(10) years from the date such Option is granted, subject to earlier termination as set forth in Section 10 or Section 15 hereof, or as otherwise set forth in each particular Option Agreement.

     Section 18. Acceleration of Options. Notwithstanding the provisions of
Section 7 hereof or any provision to the contrary contained in a particular Option Agreement, the Plan Administrator, in its sole discretion, may accelerate the vesting of all or any portion of any Option then outstanding. The decision by the Plan Administrator to accelerate an Option or to decline to accelerate an Option shall be final. In the event of the acceleration of the exercisability of Options as the result of a decision by the Plan Administrator pursuant to this
Section 18, each outstanding Option so accelerated shall be exercisable for a period from and after the date of such acceleration and upon such other terms and conditions as the Plan Administrator may determine in its sole discretion, provided that such terms and conditions (other than terms and conditions relating solely to the acceleration of exercisability and the related termination of an Option) may not adversely affect the rights of any Participant without the consent of the Participant so adversely affected. Any outstanding Option which has not been exercised by the holder at the end of such period shall terminate automatically at that time.

     Section 19. Substitute Options. If the Company at any time should succeed to the business of another entity through a merger, consolidation, corporate reorganization or exchange, or through the acquisition of stock or assets of such entity or its subsidiaries or otherwise, Options may be granted under this Plan to option holders of such entity or its subsidiaries, in substitution for options to purchase interests in such entity held by them at the time of succession. The Plan Administrator, in its sole and absolute discretion, shall determine the extent to which such substitute Options shall be granted (if at all), the person or persons to receive such substitute Options (who need not be all option holders of such entity), the number of shares of Common Stock to be subject to the Option granted to each such person, the Exercise Price of such Option and the other terms and conditions of such substitute Options.

     Section 20. Withholding of Taxes.

          (a) The Company, or a Subsidiary, as the case may be, may deduct and withhold from the wages, salary, bonus and other income paid by the Company (or such Subsidiary) to the Participant the requisite tax upon the amount of taxable income, if any, recognized by the Participant in connection with the exercise of any Option, or the sale of shares of Common Stock issued to the Participant upon the exercise of an Option, as may be required from time to time under any federal, state, local or foreign tax laws and regulations. This withholding of tax shall be made from the Company's (or such Subsidiary's) concurrent or subsequent payments of wages, salary,


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

bonus or other income to the Participant or by payment to the Company (or such Subsidiary) by the Participant of the required withholding tax, as the Plan Administrator may determine.

          (b) The Plan Administrator may, in its discretion, provide any or all holders of Nonstatutory Options or unvested shares of Common Stock under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the withholding taxes to which such holders may become subject in connection with the exercise of those Options or the vesting of those shares. Such right may be provided to any such holder in either or both of the following formats:

               (i) Stock Withholding: The election to have the Company withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Nonstatutory Option or the vesting of such shares, a portion of those shares with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed one hundred percent (100%)) designated by the holder.

               (ii) Stock Delivery: The election to deliver to the Company, at the time the Nonstatutory Option is exercised or the shares vest, one or more shares of Common Stock previously acquired by such holder (other than in connection with the option exercise or share vesting triggering the withholding taxes) with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed one hundred percent (100%)) designated by the holder.

     Section 21. Effectiveness and Termination of the Plan. This Plan shall be effective as of October 6, 1999; provided, however, that stockholder approval of the Plan must be obtained by the Company within 12 months after such date. The Plan shall terminate, in addition to the other termination events set forth herein, when all shares of Common Stock which may be issued hereunder have been issued as fully-vested shares. However, the Board may, in its sole discretion, terminate the Plan at any prior time; provided further that in any event, unless earlier terminated, the Plan shall automatically terminate on the tenth anniversary of the adoption of the Plan by the Board or the tenth anniversary of the approval of the Plan by the stockholders, whichever is earlier. Subject to
Section 17 hereof, no such termination shall in any way affect any Option then outstanding.

     Section 22. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Plan Administrator makes the determination granting such an Option. Notice of the determination shall be given to each Participant to whom an Option is so granted within a reasonable time after the date of such grant.

     Section 23. Amendment of Plan and Options. The Plan Administrator may make such amendments to the Plan and in the terms and conditions of granted Options as it shall deem advisable, including, without limitation, accelerating the time at which an Option may be exercised. No amendment shall in any way adversely affect any Option then outstanding, without the consent of the Participant so adversely affected.

     Section 24. Transfers and Leaves of Absence. For purposes of the Plan, (a) a transfer of a Participant's employment or consulting relationship, without an intervening period, between the Company and a Subsidiary (or vice versa) or between Subsidiaries shall not be deemed a termination of employment or such relationship and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of, or in a consulting relationship with, the Company (or a Subsidiary, whichever is applicable) during such leave of absence, but such Participant may or may not be allowed, at the discretion of the Plan Administrator, to vest in his or her outstanding Options during the period of such leave.

     Section 25. No Obligation to Exercise Option. The granting of an Option shall impose no obligation on the Participant to exercise such Option.

     Section 26. Indemnification. In addition to such other rights of indemnification as they may have as members of the Board of Directors, the members of the Committee serving as Plan Administrator shall be indemnified by the Company to the fullest extent permitted by law against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding except in relation to matters as to which it shall be adjudged in such action, suit: or proceeding that such Board or Committee member is not entitled to indemnification under applicable law; provided, however, that within sixty (60) days after institution of any such action, suit or proceeding such Board or Committee member shall in writing offer the Company the opportunity, at the Company's expense to handle and defend the same, and such Board or Committee member shall cooperate with and assist the Company in the defense of any such action, suit or proceeding. The Company shall not be obligated to indemnify any Board or Committee member with regard to any settlement of any action, suit or proceeding of which the Company did not consent to in writing prior to such settlement.

     Section 27. Governing Law. The Plan and any Option granted pursuant to the Plan shall be construed under and governed by the laws of the State of California without regard to conflict of law provisions thereof.

     Section 28. Not an Employment or Consulting Agreement. Nothing contained in the Plan or in any Option Agreement shall confer, intend to confer or imply any rights of employment or any rights to a consulting relationship or rights to continued employment by, or a consulting relationship with, the Company or any Subsidiary in favor of any Participant or limit the ability of the Company or any Subsidiary to terminate, with or without cause, in its sole and absolute discretion, the employment or consulting relationship of any Participant, subject to the terms of any written employment or consulting agreement to which a Participant is a party. In addition, nothing contained in the Plan or in any Option Agreement shall preclude any lawful action by the Company or the Board.

     Section 29. Access to Financial Information. Until the Section 12 Registration Date, the Company shall deliver a balance sheet and income statement at least annually to each person holding an outstanding Option under the Plan, unless such person is a key employee whose duties in connection with the Company assure such person of access to equivalent financial information.

                                   SCHEDULE A

                      SPECIAL CHANGE IN CONTROL PROVISIONS

     The following change in control provisions shall be in effect for any Options originally granted under the LLC Plan and assumed under this Plan, except to the extent the Plan Administrator subsequently determines to extend one or more provisions of Section 15 of the Plan to those Options:

     (a) Upon (i) the dissolution, liquidation, or sale of all or substantially all of the business, properties and assets of the Company, (ii) any reorganization, merger, consolidation, sale or exchange of securities in which the Company does not survive, (iii) any reorganization, merger, consolidation, sale or exchange of securities in which the Company does survive and any of the Company's stockholders (each, a "Stockholder") have the opportunity to receive cash, securities of another entity and/or other property in exchange for their shares of Common Stock of the Company, or (iv) any acquisition by any person or group (as defined in Section 13(d) of the Exchange Act), of beneficial ownership of more than fifty percent (50%) of the Company's then outstanding shares of Common Stock (each of the events described in clauses (i), (ii), (iii), or (iv), is referred to herein as an "Extraordinary Event"), the Plan and each outstanding Option subject to this Schedule A shall terminate unless the Company elects to have such Option survive the Extraordinary Event pursuant to the provisions of paragraph (c) below.

     (b) Upon the occurrence of an Extraordinary Event, notwithstanding any provision of any applicable Option Agreement, each Participant holding an Option subject to this Schedule A shall have the right until ten (10) days before the effective date of such Extraordinary Event to exercise, in whole or in part, such Option, to the extent that Option is then vested and exercisable pursuant to the provisions of such Option and Section 7 of the Plan.

     (c) In its sole discretion, the Company may permit any Option subject to this Schedule A to survive an Extraordinary Event as the Company deems appropriate. In addition, in the case of any Extraordinary Event, in its sole discretion the surviving entity (which may be the Company) may, but shall not be so obligated, tender to any Participant an option or options to purchase shares of Common Stock or other equity interests in such surviving entity, and such continuing new option or options shall contain such terms and provisions as shall be required to substantially preserve the rights and benefits of the Option as then outstanding under the Plan with any reasonable changes to take into account the circumstances of the surviving entity.